EXHIBIT 99

Date: January 23, 2012

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO                                     Robert R. Gerber, SVP & CFO
330-364-7777 or trent@onlinefirstfed.com                        330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three-and
Six-Month Periods Ended December 31, 2011

DOVER, OHIO - FFD Financial Corporation (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended December 31, 2011, of $454,000, or diluted earnings per share of $.45, compared to $317,000, or $.31 per diluted share, of net earnings  for the comparable three-month period in 2010.  The $137,000, or 43.2%, increase in net earnings resulted from increases of $96,000, or 4.9%, in net interest income and $4,000, or 1.2%, in noninterest income and a decrease of $183,000, or 52.9%, in the provision for losses on loans, which were partially offset by increases of $76,000, or 5.3%, in noninterest expenses and $70,000, or 41.9%, in the provision for federal income taxes.

Net earnings for the six months ended December 31, 2011, were $822,000, or diluted earnings per share of $.81, compared to $731,000, or $.72 per diluted share, of net earnings for the comparable six-month period in 2010. The $91,000, or 12.5%, increase in net earnings resulted from an increase of $245,000, or 6.5%, in net interest income and a decrease of $126,000, or 23.7%, in the provision for losses on loans, which were partially offset by a decrease of $80,000, or 11.3%, in noninterest income, and increases of $153,000, or 5.4%, in noninterest expenses and $47,000, or 12.3%, in the provision for federal income taxes.

During the six-month period, the average balance of interest-bearing assets increased more than the average balance of interest costing liabilities, which was the primary cause for the increase in net interest income.  The growth in interest earning assets was partially offset by yields on interest earning assets declining more than the cost of liabilities.  On an annualized basis, the yield on interest earning assets declined approximately 56 basis points, while the cost of interest bearing liabilities declined approximately 45 basis points over the same time period.

The decrease in noninterest income was primarily the result of a decrease of $114,000, or 21.3%, in gain on sale of loans, which was partially offset by increases of $30,000, or 16.7%, in service charges on deposit accounts.  The decrease in gain on sale of loans resulted from a 35.7% decrease in loans sold into the secondary mortgage market due to fewer newly originated and refinanced loans.

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF

The decrease in the provision for loan losses was due to management’s assessment of the loan portfolio, delinquency rates, net charge-offs, the adequacy of the existing allowance and current economic conditions.  For the six-month period ended December 31, 2011, a provision of $406,000 was recorded, resulting in a $42,000 increase in the allowance for loan losses period over period.  Net charge-offs were $450,000 for the six months ended December 31, 2011, compared to $94,000 in 2010.  A large portion of the charge-offs in the 2011 period were previously allocated specific reserves.  The decision to charge-off these loans was due to continued evaluation of the borrower’s ability to repay and economic circumstances.  Non-performing loans were $1.8 million, or 0.82%, of total assets at June 30, 2011, compared to $2.5 million, or 1.06%, of total assets at December 31, 2011.

The coverage ratio for loan losses, or the allowance for loan losses as a percentage of total loans, decreased to 1.11%, at December 31, 2011, from 1.18% at June 30, 2011.  The decrease was primarily attributable to the charge-off of impaired loans which had $303,000 of specific reserves allocated to them in prior periods.  An increase of $185,000 in general reserves was recorded on non-impaired loans during the six months ended December 31, 2011 as compared to the prior period largely in response to loan portfolio growth generally.  Overall delinquency improved to 0.98% of total loans at December 31, 2011 compared to 1.19% at June 30, 2011.

Noninterest expense totaled $3.0 million for the six months ended December 31, 2011, an increase of $153,000, or 5.4%, compared to the same period in 2010.  The increase in noninterest expense includes increases of $80,000, or 6.3%, in employee and director compensation and benefits, $41,000, or 30.4%, in professional and consulting fees, $48,000, or 13.2%, in other operating expense and $33,000, or 36.7%, in advertising, which were partially offset by a decrease of $81,000, or 65.3%, in FDIC insurance expense.  The increase in employee compensation was due to additional staffing for operations and normal merit increases.  The increase in professional and consulting fees resulted primarily from consulting fees for analysis and contract negotiations for data processing services.  The increase in advertising was partially the result of marketing the Kasasa© checking and savings program.  Effective April 1, 2011, the FDIC changed to an asset based assessment from a deposit based assessment for the calculation of FDIC insurance premiums, which reduced deposit premiums.

FFD Financial Corporation reported total assets of $234.7 million at December 31, 2011, an increase of $15.2 million over the June 30, 2011 balance.  Cash and cash equivalents increased to $22.6 million at December 31, 2011 from $16.3 million at June 30, 2011.  Investment securities decreased from $6.0 million at June 30, 2011 to $1.0 million at December 31, 2011, because investment securities called during the period were not replaced.  Mortgage-backed securities available for sale increased $4.8 million, or 76.3%, from the June 30, 2011 balance of $6.3 million attributable to purchases targeted at replacing the called investment securities. Loans receivable, net, increased $8.3 million from June 30, 2011 to $190.5 million at December 31, 2011.  Loans held for sale were $943,000 at December 31, 2011 from zero at June 30, 2011.  Total liabilities increased by $14.6 million from the June 30, 2011 balance, to $215.2 million at December 31, 2011, and included deposits of $199.2 million, up from $185.0 million at June 30, 2011.  Shareholders’ equity was $19.5 million at December 31, 2011, a 3.0% increase over the June 30, 2011 balance of $19.0 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF.  First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin.  The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
ASSETS	2011	2011
	(unaudited)
Cash and cash equivalents	$22,567	$16,296
Investment securities	1,004	6,021
Mortgage-backed securities	11,080	6,308
Loans receivable, net	190,529	182,226
Loans held for sale	943	-
Other assets	8,563	8,685

Total assets	$234,686	$219,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$199,230	$185,043
Borrowings	13,515	13,767
Other liabilities	2,409	1,755
Total liabilities	215,154	200,565
Shareholders’ equity	19,532	18,971

Total liabilities and shareholders’ equity	$234,686	$219,536

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)

	Six months ended		Three months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Total interest income	$5,322	$5,387	$2,676	$2,688

Total interest expense	1,300	1,610	638	746

Net interest income	4,022	3,777	2,038	1,942

Provision for losses on loans	406	532	163	346

Net interest income after provision for losses on loans	3,616	3,245	1,875	1,596

Noninterest income	628	708	331	327

Noninterest expense	2,993	2,840	1,515	1,439

Earnings before income taxes	1,251	1,113	691	484

Federal income taxes	429	382	237	167

NET EARNINGS	$822	$731	$454	$317

EARNINGS PER SHARE
Basic	$.81	$.72	$.45	$.31

Diluted	$.81	$.72	$.45	$.31